As filed with the Securities and Exchange Commission on July 25, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GMAC LLC

A Delaware Limited Liability Company — I.R.S. Employer No. 38-0572512

GMAC LLC 200 Renaissance Center Detroit, Michigan 48265 (313-556-5000)	Agent For Service Jerome B. Van Orman, Group Vice President GMAC LLC 200 Renaissance Center, Detroit, Michigan 48265 (313-665-6266)

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b), check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
SmartNotes(SM), Due from Nine Months to Thirty Years from Date of Issue	$51,661,000.00	100%	$51,661,000.00	$5,527.73

Or, if any Debt Securities are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $15,000,000,000.

(1)

The amount of Debt Securities being registered, together with $14,948,339,000.00 Debt Securities registered on September 16, 2005 (Registration No. 333-128356) and remaining unissued as of the date hereof, represents the maximum aggregate principal amount of Debt Securities which, on or after July 25, 2006, are expected to be offered for sale.

(2)	Estimated solely for the purpose of determining the amount of the registration fee.

Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement also relates to Debt Securities of the Registrant registered and remaining unissued on September 16, 2005 (Registration No. 333-128356).

PROSPECTUS

$15,000,000,000

GMAC LLC

SmartNotes

Due from 9 Months to 30 Years from Date of Issue

GMAC LLC may offer to sell up to $15,000,000,000 of its SmartNotes from time to time. The specific terms of each SmartNote will be set prior to the time of sale and described in a pricing supplement to this prospectus. You should read this prospectus and the applicable pricing supplement carefully before you invest.

•	The SmartNotes will mature from 9 months to 30 years from date of issue.

•	The SmartNotes may be subject to redemption or repayment at our option or the option of the holder.

•	The SmartNotes will bear interest at either a fixed or floating rate. The floating interest rate formula may be based on:

• Treasury Rate	• Prime Rate	• LIBOR

•

Interest will be paid on fixed rate SmartNotes monthly, quarterly, semi-annually or annually, as selected by you, or as otherwise specified in the applicable pricing supplement. Interest will be paid on floating rate SmartNotes on dates specified in the applicable pricing supplement.

•	The SmartNotes will have minimum denominations of $1,000 increased in multiples of $1,000.

An investment in SmartNotes involves certain risks. Prospective investors in SmartNotes should consider carefully the risk factors described below and beginning on page 5 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus.

Unless otherwise specified in an applicable pricing supplement, the SmartNotes will not be listed on any securities exchange, and there can be no assurance that the SmartNotes offered will be sold or that there will be a secondary market for the SmartNotes.

The Agents have advised us that they may from time to time purchase and sell SmartNotes in the secondary market, but the Agents are not obligated to make a market in the SmartNotes and may suspend or completely stop that activity without notice and at any time. No termination date for the offering of the SmartNotes has been established.

	Per Note	Total
Public Offering Price	100%, unless otherwise specified in an applicable Pricing Supplement	$15,000,000,000
Agents’ Discounts and Concessions	.20%-2.5%	$30,000,000-$375,000,000
Proceeds, before expenses, to GMAC LLC	97.50%-99.80%	$14,625,000,000-$14,970,000,000

Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

LASALLE FINANCIAL SERVICES, INC.

BANC OF AMERICA SECURITIES LLC

CITIGROUP

MERRILL LYNCH & CO.

MORGAN STANLEY

RBC DAIN RAUSCHER INC.

UBS INVESTMENT BANK

WACHOVIA SECURITIES

The date of this prospectus is July 25, 2006

Unless the context indicates otherwise, the words “GMAC,” the “Company,” “we,” “our,” “ours” and “us” refer to GMAC LLC.

PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES OFFERED IN THIS PROSPECTUS, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SHORT-COVERING TRANSACTIONS AND PENALTY BIDS. THESE TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, referred to herein as the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell our SmartNotes in one or more offerings. The aggregate initial offering price of all SmartNotes sold by us under this prospectus will not exceed $15,000,000,000. This prospectus provides you with a general description of the SmartNotes we may offer. Each time we sell SmartNotes, we will provide a pricing supplement that will contain specific information about the terms of that offering. The pricing supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any pricing supplement together with additional information described below under “Incorporation of Certain Documents by Reference.” In this prospectus, we will sometimes refer to the SmartNotes as “Notes”.

You should rely only on the information contained in or incorporated by reference in this prospectus or any accompanying pricing supplement. We have not, and the Agents have not, authorized anyone to provide you with different or additional information or representations. If anyone provides you with different or additional information or representations, you should not rely on it. We are not, and the Agents are not, making an offer of these securities or soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus and any accompanying pricing supplement, as well as information filed by us with the Securities and Exchange Commission and incorporated by reference in these documents, is accurate only as of their respective dates.

The distribution of this prospectus and the offering of the SmartNotes may be restricted in certain jurisdictions. You should inform yourself about and observe any such restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

The information in this prospectus is directed to you if you are a resident of the United States. We do not claim any responsibility to advise you if you are a resident of a country other than the United States with respect to any matters that may affect the purchase, sale, holding or receipt of payments of principal of, premium, if any, and interest, if any, on, the Notes. If you are not a resident of the United States, you should consult your own legal, tax and financial advisors with regard to these matters.

SUMMARY

This section summarizes the legal and financial terms of the SmartNotes that are described in more detail in “Description of Notes” beginning on page 8. Final terms of any particular SmartNotes will be determined at the time of sale and will be contained in the pricing supplement relating to that SmartNotes. The terms in that pricing supplement may vary from and supersede the terms contained in this summary and in “Description of Notes.” In addition, you should read the more detailed information appearing elsewhere in this prospectus and the accompanying pricing supplement.

Issuer	GMAC LLC

Purchasing Agent	LaSalle Financial Services, Inc.

Title	SmartNotes

Amount

We may issue up to $15,000,000,000 aggregate initial offering of SmartNotes under this prospectus. Additional Notes may be issued in the future without the consent of Noteholders. The Notes will not contain any limitations on our ability to issue additional indebtedness in the form of these Notes or otherwise.

Denomination	Unless otherwise specified in the applicable pricing supplement, the authorized denominations of the Notes will be $1,000 and integral multiples of $1,000.

Ranking

The Notes are our unsecured and unsubordinated obligations and will rank equally and ratably with all of our other unsecured and unsubordinated indebtedness from time to time outstanding (other than obligations preferred by mandatory provisions of law).

Maturity	The Notes will mature from nine months to thirty years from the date of issue, as specified in the applicable pricing supplement.

Interest Rate

As more fully specified in the applicable pricing supplement, each Note will bear interest from the Issue Date at a fixed or floating rate, which may be zero in the case of a Fixed Rate Note issued without interest at an Issue Price representing a substantial discount from the principal amount payable upon the Maturity Date (a “Zero-Coupon Note”).

Interest Payment Date

Unless otherwise specified in the applicable pricing supplement, interest on each Fixed Rate Note (other than a Zero-Coupon Note) will be calculated on the basis of a 360-day year of twelve 30-day months, payable either monthly, quarterly, semi-annually or annually on each Interest Payment Date and on the Maturity Date. Interest on each Floating Rate Note will be calculated and payable as set forth in the applicable pricing supplement. Interest will also be paid on the date of redemption or repayment if a Note is redeemed or repurchased prior to its stated maturity in accordance with its terms.

Principal

Unless otherwise provided in the applicable pricing supplement, the principal amount of the Notes will be payable on the Maturity Date of such Notes at the Corporate Trust Office of the Trustee or at such other place as we may designate.

Redemption and Repayment

Unless otherwise specified in the applicable pricing supplement, we will not be permitted to redeem a Note and the holder will not be able to require us to repay the Note prior to its Maturity Date. The applicable pricing supplement will indicate whether the holder of a Note will have the right to require us to repay a Note prior to its Maturity Date upon the death of the owner of the Note.

Sinking Fund	The Notes will not be subject to any sinking fund.

Form of Notes, Sale and Clearance	Notes will be issued in book-entry form only and will be represented by one or more global Notes in fully registered form, without coupons. We do not intend to issue Notes in certificated form.

The Notes will clear through The Depository Trust Company, or any successor thereto. Global Notes will be exchangeable for definitive Notes only in limited circumstances. See “Description of Notes—Book-Entry; Delivery and Form.”

We will sell Notes in the United States only.

Survivor’s Option

Specific Notes may contain a provision permitting the optional repayment of those Notes prior to stated maturity, if requested by the authorized representative of the beneficial owner of those Notes within one year of the death of the beneficial owner of the Notes, so long as the Notes were owned by the beneficial owner at least six months prior to his or her death. This feature is referred to as a “Survivor’s Option.” Your Notes will not be repaid in this manner unless the pricing supplement for your Notes provides for the Survivor’s Option. The right to exercise the Survivor’s Option is subject to limits set by us on (1) the permitted dollar amount of total exercises by all holders of Notes in any calendar year, and (2) the permitted dollar amount of an individual exercise by a holder of a Note in any calendar year. Additional details on the Survivor’s Option are described in the section entitled “Description of Notes—Survivor’s Option” on page 22.

Trustee	JPMorgan Chase Bank, N.A., Worldwide Securities Services, 4 New York Plaza, 15th Floor, New York, New York 10004, under an Indenture dated as of September 24, 1996, as amended.

Agents	LaSalle Financial Services, Inc.
Banc of America Securities LLC
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
RBC Dain Rauscher Inc.
UBS Securities LLC
Wachovia Securities LLC

Selling Group Members

The Agents and dealers comprising the selling group are broker-dealers and securities firms. The Agents, including the Purchasing Agent, have entered into a Selling Agent Agreement with us dated July 25, 2006. Broker-dealers and/or securities firms who are members of the selling group have executed a Master Selected Dealer Agreement with the Purchasing Agent. The Agents and the dealers have agreed to market and sell the Notes in accordance with the terms of those respective agreements and all other applicable laws and regulations. You may call 1-800-327-1546 for a list of Selling Group Members or access the Internet at www.SmartNotes.com.

RISK FACTORS

Your investment in the Notes involves risks. In consultation with your own financial, tax and legal advisors, you should carefully consider, among other matters, the discussion of Risk Factors contained in the Corporation’s latest Form 10-K and any Form 10-Q or 8-K amending or supplementing such Risk Factors as well as the following discussion of risks before deciding whether an investment in the Notes is suitable for you. In addition, the Notes are not an appropriate investment for you if you are unsophisticated with respect to their significant components and/or financial matters. The risks described below are intended to highlight risks that are specific to us but are not the only risks that we face. Additional risks, including those generally affecting the industry in which we operate, risks that we currently deem immaterial and risks generally applicable to companies that have recently undertaken similar transactions, may also impair our business, the value of your investment and our ability to repay interest on, and redeem, repay or refinance the Notes.

Risks Related to the Notes

We cannot assure you that a market will develop for the Notes or what the market price will be.

We cannot assure you that a trading market for the Notes will develop or be maintained. Many factors independent of our creditworthiness affect the trading market. These factors include:

•	method of calculating the principal, premium and interest in respect of the Notes;

•	time remaining to the maturity of the Notes;

•	outstanding amount of the Notes;

•	redemption features of the Notes;

•	the absence or inclusion of a Survivor’s Option and the terms thereof; and

•	level, direction and volatility of market interest rates generally.

Also, because we have designed some Notes for specific investment objectives or strategies, these Notes have a more limited trading market and experience more price volatility. You should be aware that there may be few investors willing to buy when you decide to sell the Notes. This limited market may affect the price you receive for your Notes or your ability to sell the Notes. You should not purchase Notes unless you understand, and know you can bear, the investment risks.

Our ability to redeem the Notes at our option may adversely affect your return on the Notes.

If your Notes are redeemable at our option, we may choose to redeem the Notes at times when prevailing interest rates may be lower than the rate borne by the Notes. Accordingly, you will not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as that of the Notes. If we have the right to redeem the Notes from you, you should consider the related reinvestment risk in light of other investments available to you at the time of your investment in the Notes.

If the accompanying pricing supplement provides that we have the right to redeem the Notes, our ability to redeem the Notes at our option is likely to affect the market value of the Notes. In particular, as the redemption date(s) approaches, the market value of the Notes generally will not rise substantially above the redemption price because of the optional redemption feature.

If your Notes include the Survivor’s Option, your ability to exercise this option will be subject to limitations.

If you hold Notes that include the Survivor’s Option, the authorized representative of your estate will only be able to exercise the Survivor’s Option if you have held the Notes for a period of at least six months prior to your death. A request to exercise the Survivor’s Option must be made within one year of the death of the beneficial owner of the Notes. In addition, the right to exercise the Survivor’s Option is subject to limits set by us on (1) the permitted dollar amount of total exercises by all holders of Notes in any calendar year, and (2) the permitted dollar amount of an individual exercise by the holder of a Note in any calendar year.

The Notes may be subject to laws of the State of New York that limit the amount of interest that can be charged and paid on such an investment. This could limit the amount of interest you may receive on the Notes.

The Notes will be governed by and construed in accordance with the laws of the State of New York. The State of New York has usury laws that limit the amount of interest that can be charged and paid on loans, which include debt securities like the Notes. Under present New York law, the maximum rate of interest, with certain exceptions, for any loan in an amount less than $250,000 is 16% and for any loan equal to or greater than $250,000, and less than $2,500,000 is 25% per annum on a simple interest basis. This limit may not apply to Notes in which $2,500,000 or more has been invested. While we believe that New York law would be given effect by a state or federal court sitting out of New York, state laws frequently regulate the amount of interest that may be charged to and paid by a borrower (including, in some cases, corporate borrowers). It is suggested that prospective investors consult their personal advisors with respect to the applicability of such laws. We covenant for the benefit of the beneficial owners of the Notes, to the extent permitted by law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a beneficial owner of the Notes.

PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at 200 Renaissance Center, Detroit, Michigan 48265, and our telephone number is 313-556-5000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports and other information with the Securities and Exchange Commission (the “SEC”). You can learn complete information concerning GMAC by reading these periodic reports. You may read and copy any document that we file at the Public Reference Room of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the Regional Offices of the SEC located at 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604, and 233 Broadway, New York, New York 10279. You may also request copies of our documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. In addition, the SEC maintains an Internet site at www.sec.gov that contains reports and other information regarding registrants that file electronically, including GMAC. We are not incorporating the contents of the SEC website into this prospectus. Reports and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits, the “registration statement”) under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the Notes. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Certain parts of the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any filings made with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including during the period after the date of the initial registration statement and prior to effectiveness of the registration statement, until we sell all of the securities (other than Current Reports on Form 8-K containing information furnished under either Item 2.02 or Item 7.01 of any Current Report; we do incorporate the Current Reports on Form 8-K noted below and any filed (as compared to furnished) future Current Reports on Form 8-K filed with the SEC). These documents contain important information about GMAC and its finances.

SEC Filings	Period
Annual Report on Form 10-K	Year ended December 31, 2005
Quarterly Report on Form 10-Q	Quarter ended March 31, 2006
Current Reports on Form 8-K	Filed January 13, 2006, January 19, 2006, January 26, 2006, March 23, 2006, March 28, 2006, April 3, 2006, April 10, 2006, June 2, 2006 and June 14, 2006

You may request a copy of the documents incorporated by reference in this prospectus, except exhibits to such documents, unless those exhibits are specifically incorporated by reference in such documents, at no cost, by writing or telephoning the office of L.K. Zukauckas, Vice President and Corporate Controller, at the following address and telephone number:

GMAC LLC

200 Renaissance Center

Mail Code: 482-B08-A36

Detroit, Michigan 48265

Tel: (313) 665-4327

DISCLOSURE REGARDING FORWARD- LOOKING STATEMENTS

This prospectus may include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, references to future success and other matters are forward-looking statements, including statements preceded by, followed by or that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “intends,” “anticipates,” “continues,” “forecasts,” “designed,” “goal” or the negative of those words or other comparable words. In particular, statements regarding our plans, strategies, prospects and expectations regarding our business are forward-looking statements.

These statements are based on our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including those risks and uncertainties set forth under the heading “Risk Factors” on pages 5-6 of this prospectus.

In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We do not, however, undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DESCRIPTION OF GMAC LLC

General Motors Acceptance Corporation, a wholly-owned subsidiary of General Motors Corporation (General Motors or GM), was incorporated in 1997 un -

der the Delaware General Corporation Law. On January 1, 1998, the Company merged with its predecessor, which was originally incorporated in New York in 1919. On July 20, 2006, General Motors Acceptance Corporation converted into a Delaware limited liability company and changed its name to GMAC LLC. The Company operates directly and through its subsidiaries and affiliates in which the Company or GM has equity investments.

Our global activities include Financing, Mortgage and Insurance operations:

•

Financing—We and our affiliated companies offer a wide variety of automotive financial services to and through General Motors and other automobile dealerships and the customers of those dealerships. We also provide commercial financing and factoring services to businesses in other industries (e.g., manufacturing and apparel).

•	Mortgage—Our mortgage operations originate, purchase, service and securitize residential and commercial mortgage loans and mortgage related products.

•

Insurance—Our insurance operations insure and reinsure automobile service contracts, personal automobile insurance coverages (ranging from preferred to non-standard risk) and selected commercial insurance coverages.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the ratio of our earnings to fixed charges for the periods indicated:

Three Months Ended March 31,		Years Ended December 31,
2006	2005	2005	2004	2003	2002	2001
1.28	1.38	1.28	1.45	1.57	1.43	1.37

The schedule containing the calculation of the ratio of earnings to fixed charges for the three months ended March 31, 2006 and 2005 and the years ended 2001 through 2005 is included as an exhibit to the Form S-3 of which this prospectus is a part and is incorporated in this prospectus by reference.

USE OF PROCEEDS

We will add the proceeds from the sale of the Notes to the general funds of GMAC and they will be available for general corporate purposes, including the purchase of receivables, the making of loans, the repayment or repurchase of existing indebtedness, the reduction of short-term borrowings or for investment in short-term securities.

DESCRIPTION OF NOTES

The terms and conditions in this prospectus will apply to each Note unless otherwise specified in the applicable pricing supplement and in the Note. In the event the terms and conditions in this prospectus conflict with the terms and conditions in the applicable pricing supplement, the terms and conditions of the pricing supplement shall control. It is important for you to consider the information contained in this prospectus and the pricing supplement in making your investment decision.

The statements in this prospectus concerning the Notes and the Indenture are not complete and you should refer to the provisions in the Indenture, including the definitions of certain terms, which are controlling. Provisions and defined terms in the Indenture are incorporated by reference in this prospectus and the following descriptions are qualified in their entirety by these references.

General Terms of the Notes

Currency

References in this prospectus to “U.S. dollars” and “$” are to the currency of the United States of America.

Amount

The Notes will be limited to $15,000,000,000 aggregate initial offering price, on terms to be determined at the time of sale.

Indenture

We will issue the Notes under an Indenture dated as of September 24, 1996, as amended by a First Supplemental Indenture dated as of January 1, 1998 and a Second Supplemental Indenture dated as of June 30, 2006 (together, the “Indenture”) between us and JPMorgan Chase Bank, N.A., as Trustee. The Indenture does not limit the amount of additional unsecured indebtedness ranking equally and ratably with the Notes that we may incur, and we may, from time to time, and without the consent of the holders of the Notes, issue additional Notes. The statements in this prospectus concerning the Notes and the Indenture are not complete and you should refer to the provisions in the Indenture, including the definitions of certain terms, which are controlling. Provisions and defined terms in the Indenture are incorporated by reference in this prospectus as a part of the statements we are making, and these statements are qualified in their entirety by these references.

Ranking

The Notes will constitute our unsecured and unsubordinated indebtedness and will rank equally and ratably with all our other unsecured and unsubordinated indebtedness from time to time outstanding (other than obligations preferred by mandatory provisions of law).

Maturity

The Notes will mature on any day, nine months to thirty years from the Issue Date (as defined below), as selected by you and agreed to by us, unless otherwise specified in the applicable pricing supplement. The principal amount of the Notes will be payable at Maturity (as defined below) at the Institutional Trust Office of JPMorgan Chase Bank, N.A., Worldwide Securities Services, 4 New York Plaza, 15th Floor, New York, New York 10004, or at such other place as we may designate.

Interest

Each Note will bear interest from the Issue Date at either:

•

a fixed rate (“Fixed Rate Notes”), which may be zero in the case of a Note issued at an Issue Price (as defined below) representing a substantial discount from the principal amount payable upon the Maturity Date (a “Zero-Coupon Note”); or

•

a floating rate or rates determined by reference to one or more Base Rates (as defined below), which may be adjusted by a Spread and/or Spread Multiplier (each as defined below) (“Floating Rate Notes”).

Denominations

Unless otherwise specified in the applicable pricing supplement, the authorized denominations of the Notes will be $1,000 and integral multiples of $1,000.

Pricing Supplement

Unless otherwise specified in the applicable pricing supplement:

•	the Notes may not be redeemed by us, or repaid at your option, prior to their Maturity Date. See “Description of Notes—Redemption and Repayment;”

•	the Notes will not be subject to any sinking fund; and

•

the amount of any Discount Note (as such term is defined in “Description of Notes—Interest and Payments of Principal and Interest—Discount Notes”), including Zero Coupon Notes, payable upon redemption by us, repayment at your option or acceleration of Maturity (as such term is defined in “Description of Notes—Glossary”), in lieu of the stated principal amount due at the Maturity Date, will be the Amortized Face Amount (as defined below) of such Discount Note as of the date of such redemption, repayment or acceleration. To determine if holders of the requisite amount of outstanding Notes under the Indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of any Discount Note will be its Amortized Face Amount.

The “Amortized Face Amount” of a Discount Note is the amount equal to:

•	the Issue Price of a Discount Note set forth in the applicable pricing supplement, plus

•

the portion of the difference between the Issue Price and the principal amount of the Discount Note that has accrued at the yield to maturity set forth in the pricing supplement (computed in accordance with generally accepted United States bond yield computation principles) at the date the Amortized Face Amount is calculated, but in no event will the Amortized Face Amount of the Discount Note exceed its stated principal amount. See also “United States Federal Taxation—Tax Consequences to Holders—Discount Notes.”

Unless otherwise specified in this prospectus, the pricing supplement relating to each Note or Notes will describe the following terms:

•	whether the Note is a Fixed Rate Note, a Floating Rate Note, a Zero-Coupon Note or other Discount Note;

•	the price at which the Note will be issued to the public (the “Issue Price”);

•	the date on which the Note will be issued to the public (the “Issue Date”);

•	the Maturity Date of the Note;

•	if the Note is a Fixed Rate Note, the rate per annum at which the Note will bear interest, if any (the “Interest Rate”);

•

if the Note is a Floating Rate Note, the Base Rate or Rates, the Initial Interest Rate or formula for determining the Initial Interest Rate, the Interest Reset Period, the Interest Reset Dates, the Interest Payment Period, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate and the Minimum Interest Rate, if any, and the Spread and/or Spread Multiplier, if any (all as defined herein), and any other terms relating to the method of calculating the Interest Rate for the Note;

•	whether the Note may be redeemed at our option, or repaid at your option, prior to its Maturity Date, and if so, the provisions relating to any such redemption or repayment;

•

whether the authorized representative of the holder of a beneficial interest in the Note will have the right to repayment upon the death of the holder as described under “Description of Notes—Repayment Upon Death—the Survivor’s Option”);

•	special United States Federal income tax consequences of the purchase, ownership and disposition of the Notes, if any; and

•	any other significant terms of the Notes not inconsistent with the provisions of the Indenture.

Glossary

You should refer to the Indenture and the form of Notes filed as exhibits to the registration statement to which this prospectus relates for the full definition of terms used in this prospectus and those capitalized terms which are undefined in this prospectus. We have set forth below a number of definitions of terms used in this prospectus with respect to the Notes.

“Business Day” with respect to any Note means, unless otherwise specified in the applicable pricing supplement, any day, other than a Saturday or Sunday, that is:

•	not a day on which banking institutions are authorized or required by law, regulation or executive order to be closed in The City of New York; and

•	with respect to London Inter Bank Offer Rate Notes (“LIBOR Notes”), is also a London Banking Day.

“Interest Payment Date” with respect to any Note means a date, other than at Maturity, on which, under the terms of such Note, regularly scheduled interest shall be payable.

“London Banking Day” means any day on which dealings in deposits in the Index Currency are transacted in the London interbank market.

“Maturity” means the date on which the principal of a Note or an installment of principal becomes due and payable in full in accordance with its terms and the terms of the Indenture, whether at its Maturity Date (as defined below) or by declaration of acceleration, call for redemption at our option, repayment at your option, or otherwise.

“Maturity Date” with respect to any Note means the date on which the Note will mature, as specified on the Note.

“Regular Record Date” with respect to:

•

any Interest Payment Date for Fixed Rate Notes means, unless otherwise specified in the applicable pricing supplement, the first day of the calendar month in which such Interest Payment Date occurs, except that the Regular Record Date with respect to the final Interest Payment Date is the final Interest Payment Date; and

•

any Interest Payment Date for Notes other than Fixed Rate Notes means, unless otherwise specified in the applicable pricing supplement, the date, whether or not a Business Day, 15 calendar days prior to the Interest Payment Date.

Book-Entry; Delivery and Form

Global Notes

Upon issue, all Fixed Rate Notes having the same Issue Date, interest rate, if any, amortization schedule, if any, Maturity Date and other terms, if any, will be represented by one or more fully registered global Notes (the “Global Notes”) and all Floating Rate Notes having the same Issue Date, Initial Interest Rate, Base Rate, Interest Period, Interest Payment Dates, Index Maturity, Spread and/or Spread Multiplier, if any, Minimum Interest Rate, if any, Maximum Interest Rate, if any, Maturity Date and other terms, if any, will be represented by one or more Global Notes; provided, that no single Global Note will exceed $500,000,000.

The Depositary

Each Global Note will be deposited with, or on behalf of, DTC or other depositary (DTC or such other depositary as is specified in the applicable pricing supplement is referred to as the “Depositary”) and registered in the name of Cede & Co., DTC’s nominee, or any other depositary’s nominee as specified in the applicable pricing supplement. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee. Each such Global Note will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee.

The Depositary has advised as follows: it is a limited-purpose trust company which was created to hold securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between participants in such securities through electronic book-entry changes in accounts of its participants. Participants include:

•	securities brokers and dealers, including the Agents;

•	banks and trust companies;

•	clearing corporations; and

•	certain other organizations.

Access to the Depositary’s system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants or indirect participants.

Ownership of Global Notes

The Depositary advises that pursuant to procedures established by it:

•

upon issuance of the Notes represented by a Global Note, the Depositary will credit the account of participants designated by the Agents with the principal amounts of the Notes purchased by the Agents; and

•

ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to participants’ interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Note).

The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Note is limited to such extent.

As long as the Depositary’s nominee is the registered owner of the Global Note, such nominee for all purposes will be considered the sole owner or holder of the Notes under the Indenture. Except as provided below, you will not:

•	be entitled to have any of the Notes registered in your name;

•	receive or be entitled to receive physical delivery of the Notes in definitive form; or

•	be considered the owners or holders of the Notes under the Indenture.

Neither we, the Trustee, any Paying Agent nor the Depositary will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Payments

Except as otherwise set forth in a pricing supplement, principal, premium, if any, and interest payments on the Notes registered in the name of the Depositary’s nominee will be made by the Trustee to the Depositary’s nominee as the registered owner of the Global Note. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the Notes are registered as the owners of the Notes for the purpose of receiving payment of principal, premium, if any, and interest on the Notes and for all other purposes whatsoever. Therefore, we do not have, and neither the Trustee nor any Paying Agent has, any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the Global Note. The Depositary has advised us and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Note as shown on the records of the Depositary.

Payments by participants and indirect participants to owners of beneficial interests in the Global Note will be the responsibility of such participants and indirect participants and will be governed by their standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.”

Certificated Notes

Individual certificates in respect of Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with a Global Note or, if DTC ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor clearing system within 90 days after receiving such notice from DTC or on becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of, transfer of, or in exchange for, book-entry interests in the Notes represented by the Global Note upon delivery of the Global Note for cancellation.

In addition, we may at any time determine not to have the Notes represented by the Global Note and, in such event, will issue Notes in definitive form in exchange for the Global Note. In either instance, an owner of a beneficial interest in a Global Note will be entitled to have Notes equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of the Notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. No service charge will be made for any transfer or exchange of the Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Title

Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the Notes may be transferred within DTC in accordance with procedure established for this purpose by DTC.

Interest and Payments of Principal and Interest

General

We will pay you, as the owner of a beneficial interest in a Note, in accordance with the procedures of the Depositary and the participant, in effect from time to time as described under “Description of Notes—Book-Entry; Delivery and Form.”

Unless otherwise specified in the applicable pricing supplement:

•

Payments of principal, premium, if any, and interest, if any, at Maturity will be made to you in immediately available funds when you surrender the Note at the office of the Paying Agent, provided that you present the Note to the Paying Agent in time for the Paying Agent to make payments in funds in accordance with its normal procedures.

•	Principal, and premium, if any, and interest, if any, payable at Maturity of a Note will be made by wire transfer in immediately available funds to an account specified by the Depositary.

•	Payments of interest on a Note (other than at Maturity) will be made in same-day funds in accordance with existing arrangements between the Paying Agent and the Depositary.

We will pay any administrative costs imposed by banks for payments in immediately available funds, but you will bear any tax, assessment or governmental charge imposed upon payments, including, without limitation, any withholding tax.

If a Note, such as a Discount Note, is considered issued with original issue discount for United States Federal income tax purposes, you must include the discount in income for United States Federal income tax purposes as it accrues at a constant rate, generally before the time that the cash attributable to that income is paid on the Note. See “United States Federal Taxation—Tax

Consequences to Holders—Discount Notes.” Unless otherwise specified in the applicable pricing supplement, if the principal of any Discount Note is declared due and payable immediately as described under “Events of Default,” the amount of principal due and payable is limited to the aggregate principal amount of the Note multiplied by the sum (expressed as a percentage of the aggregate principal amount) of its Issue Price plus the original issue discount amortized using the “interest method” (computed in accordance with generally accepted accounting principles in effect on the date of declaration) from the Issue Date to the date of declaration. Special considerations applicable to the Notes will be set forth in the applicable pricing supplement.

The Interest Payment Dates for Fixed Rate Notes are described below under “Fixed Rate Notes—Interest Periods and Payment Dates,” and the Interest Payment Dates for Floating Rate Notes are indicated in the applicable pricing supplement.

Fixed Rate Notes

Interest Periods and Payment Dates

Each Fixed Rate Note will bear interest from and including its Issue Date at the rate per annum set forth on the Note and in the applicable pricing supplement until we pay or make available for payment the principal amount of the Note in full. Unless otherwise specified in the applicable pricing supplement, we will pay interest on each Note (other than a Zero-Coupon Note) either monthly, quarterly, semi-annually or annually on each Interest Payment Date and at Maturity (or on the date of redemption or repayment if a Note is repurchased or repaid by us prior to Maturity pursuant to mandatory or optional redemption provisions or the Survivor’s Option). Interest will be payable to the person in whose name a Note is registered at the close of business on the Regular Record Date immediately preceding each Interest Payment Date; provided, however, interest payable at Maturity, on a date of redemption or in connection with the exercise of the Survivor’s Option will be payable to the person to whom principal shall be payable.

Any payment of principal, premium, if any, or interest required to be made on a Fixed Rate Note on a day which is not a Business Day does not have to be made on that day, but may be made on the next succeeding Business Day with the same force and effect as if made on such day, and no additional interest will accrue as a result of the delayed payment. Unless otherwise specified in the applicable pricing supplement, any interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. The interest rates that we will agree to pay on newly-issued Notes are subject to change without notice by us from time to time, but no such change will affect any Notes already issued or as to which an offer to purchase has been accepted by us.

The Interest Payment Dates for a Note that provides for fixed rate interest payments are as follows:

Interest Payments	Interest Payment Dates
Monthly	Fifteenth day of each calendar month (or the next Business Day), commencing in the first succeeding calendar month following the month in which the Note is issued.

Quarterly	Fifteenth day of every third month (or the next Business Day), commencing in the third succeeding calendar month following the month in which the Note is issued.

Semi-annually	Fifteenth day of every sixth month (or the next Business Day), commencing in the sixth succeeding calendar month following the month in which the Note is issued.

Interest Payments	Interest Payment Dates

Annually

Fifteenth day of every twelfth month (or the next Business Day), commencing in the twelfth succeeding calendar month following the month in which the Note is issued. See “United States Federal Taxation—Discount Notes” for a discussion of the tax treatment of Notes with one or more periods between Interest Payment Dates of more than one year.

The Regular Record Date with respect to any Interest Payment Date shall be the first day of the calendar month in which such Interest Payment Date occurs, except that the Regular Record Date with respect to the final Interest Payment Date is the final Interest Payment Date.

Each payment of interest on a Note includes accrued interest from and including the Issue Date or from and including the last day in respect of which interest has been paid (or duly provided for), to, but excluding, the Interest Payment Date or Maturity Date.

Floating Rate Notes

Interest Rates

Unless otherwise specified in the applicable pricing supplement, each Floating Rate Note will bear interest at a rate determined by an interest rate base (the “Base Rate”), which may be adjusted by a Spread and/or a Spread Multiplier (each as defined below).

The “Spread” is the number of basis points (one basis point equals one hundredth of a percentage point) to be added to or subtracted from the Base Rate applicable to the interest rate for the Floating Rate Note.

The “Spread Multiplier” is the percentage of the Base Rate applicable to the Base Rate Note used to determine the interest rate on the Floating Rate Note. Each Floating Rate Note and the applicable pricing supplement will specify the Index Maturity and the Spread and/or Spread Multiplier, if any.

The “Index Maturity” for any Floating Rate Note is the period to maturity of the instrument or obligation from which the Base Rate is calculated and will be specified in the applicable pricing supplement.

We may change the Spread Multiplier, Index Maturity and other variable terms of the Floating Rate Notes from time to time, but no change will affect any Note already issued or for which we have accepted an offer to purchase.

The applicable pricing supplement will designate one of the following Base Rates for each Floating Rate Note:

•	LIBOR (a “LIBOR Note”);

•	the Prime Rate (a “Prime Rate Note”);

•	the Treasury Rate (a “Treasury Rate Note”); or

•	any other Base Rate or interest rate formula as is set forth in such pricing supplement and in such Floating Rate Note.

As specified in the applicable pricing supplement, a Floating Rate Note may also have:

•	a ceiling or upper limitation on the interest rate during any Interest Reset Period (“Maximum Interest Rate”) and/or

•	a floor or lower limitation on the interest rate during any Interest Reset Period (“Minimum Interest Rate”).

Interest rates on a Floating Rate Note may not be higher than the maximum rate permitted by applicable law, as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest, with certain exceptions, for any loan in an amount less than $250,000 is 16% and for any loan equal to or greater than $250,000 and less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

Interest Reset Dates

Each Floating Rate Note and the applicable pricing supplement will specify if the interest rate on the Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (each an “Interest Reset Period”) and the date on which the interest rate will be reset (each an “Interest Reset Date”). Unless otherwise specified in the applicable pricing supplement, the Interest Reset Date will be, in the case of Floating Rate Notes that reset:

•	daily, on each Business Day;

•	weekly, on the Wednesday of each week; except in the case of Treasury Rate Notes, on the Tuesday of each week (except as provided below);

•	monthly, on the third Wednesday of each month;

•	quarterly, on the third Wednesday of January, April, July and October;

•	semiannually, on the third Wednesday of the specified two months of each year; and

•	annually, on the third Wednesday of the specified month.

The interest rate in effect from the Issue Date to the first Interest Reset Date will be the Initial Interest Rate (as defined below).

If any Interest Reset Date for any Floating Rate Note is not a Business Day, the Interest Reset Date will be postponed to the next succeeding Business Day. However, in the case of a LIBOR Note, if the next succeeding Business Day falls in the next succeeding calendar month, the Interest Reset Date will be the immediately preceding Business Day. The interest rate or the formula for establishing the interest rate effective for a Floating Rate Note from the Issue Date to the first Interest Reset Date (the “Initial Interest Rate”) will be specified in the applicable pricing supplement.

Interest Payment Dates

Except as provided below, and unless otherwise specified in the applicable pricing supplement, we will pay interest:

•

in the case of Floating Rate Notes with either a daily, weekly or monthly Interest Reset Date, on the daily, Wednesday of each week, or third Wednesday of each month, respectively, as specified in the applicable pricing supplement;

•	in the case of Floating Rate Notes with a quarterly Interest Reset Date, on the third Wednesday of January, April, July and October;

•	in the case of Floating Rate Notes with a semiannual Interest Reset Date, on the third Wednesday of the specified two months of each year;

•	in the case of Floating Rate Notes with an annual Interest Reset Date, on the third Wednesday of the specified month, and,

•	in each case, at Maturity.

Subject to the last sentence of this paragraph, unless otherwise specified in the applicable pricing supplement, if an Interest Payment Date (other than at Maturity) with respect to any Floating Rate Note falls on a day that is not a Business Day, the Interest Payment Date will be postponed to the next succeeding Business Day. In the case of LIBOR Notes, if the next succeeding Business Day falls in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding Business Day. Any payment of principal, premium, if any, and interest, if any, required to be made on a Floating Rate Note at Maturity that is not a Business Day will be made on the next succeeding Business Day and no interest will accrue as a result of any delayed payment.

Accrued Interest

Unless otherwise specified in the applicable pricing supplement, we will pay interest on each Interest Payment Date or at Maturity for Floating Rate Notes equal to the interest accrued from and including the Issue Date or from and including the last Interest Payment Date to which interest has been paid to, but excluding, the Interest Payment Date or Maturity Date (an “Interest Period”).

Unless otherwise specified in the applicable pricing supplement, accrued interest on a Floating Rate Note will be calculated by multiplying the principal amount of the Floating Rate Note by an accrued interest factor. Unless otherwise specified in the applicable pricing supplement, the accrued interest factor will be computed by adding the interest factors calculated for each day in the Interest Period for which accrued interest is being calculated. Unless otherwise specified in the applicable pricing supplement, the interest factor for each day is computed by dividing the interest rate applicable on such day by 360, in the cases of Prime Rate Notes and LIBOR Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes. Except as set forth above, or in the applicable pricing supplement, the interest rate in effect on each day will be:

•	if the day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding this Interest Reset Date; or

•	if the day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the Interest Reset Date (or if none, the Initial Interest Rate).

Rounding

Unless otherwise specified in the applicable pricing supplement, all interest rates on a Floating Rate Note will be expressed as a percentage rounded, if necessary, to the nearest one hundred-thousandth of a percent (.0000001), with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)). All U.S. dollar amounts related to interest on Floating Rate Notes will be rounded to the nearest cent.

Interest Determination Dates

Unless otherwise specified in the applicable pricing supplement, the “Interest Determination Date” pertaining to an Interest Reset Date for Prime Rate Notes will be the second Business Day preceding the Interest Reset Date; the Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day preceding the Interest Reset Date; and the Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which the Interest Reset Date falls on which direct obligations of the United States (“Treasury Bills”) of the applicable Index Maturity (as specified on the face of such Treasury Rate Note) are auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, that Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week.

Unless otherwise specified in the applicable pricing supplement, the “Calculation Date,” where applicable, pertaining to an Interest Determination Date will be the earlier of:

•	the tenth calendar day after the Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day; or

•	the Business Day preceding the applicable Interest Payment Date or the Maturity Date.

The applicable pricing supplement shall specify a calculation agent (the “Calculation Agent”), which may be GMAC, with respect to any issue of Floating Rate Notes. Upon your request, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to your Floating Rate Note. If at any time the Trustee is not the Calculation Agent, we will notify the Trustee of each determination of the interest rate applicable to any Floating Rate Note.

Base Rates on Floating Rate Notes

The interest rate in effect with respect to a Floating Rate Note from the Issue Date to the first Interest Reset Date will be the Initial Interest Rate that is determined in the manner described in the applicable pricing supplement. The interest rate for each subsequent Interest Reset Date will be determined by the Calculation Agent as follows:

LIBOR Notes

LIBOR Notes will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or the Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the LIBOR Notes and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, “LIBOR” means the rate determined by the Calculation Agent in accordance with the following provisions:

•

With respect to an Interest Determination Date relating to a LIBOR Note or any Floating Rate Note for which the interest rate is determined with reference to LIBOR, LIBOR will be either (a) if “LIBOR Reuters” is specified in the applicable pricing supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page provides only for a single rate, in which case a single rate shall be used) for deposits in the Index Currency having the Index Maturity designated in the applicable pricing supplement, commencing on the second London Banking Day immediately following that Interest Determination Date, that appear on the Designated LIBOR Page specified in the applicable pricing supplement as of 11:00 a.m. London time, on that Interest Determination Date, if at least two offered rates appear (unless only a single rate is required) on the Designated LIBOR Page, or (b) if “LIBOR Telerate” is specified in the applicable pricing supplement, the rate for deposits in the Index Currency having the Index Maturity designated in the applicable pricing supplement commencing on the second London Banking Day immediately following that Interest Determination Date that appears on the Designated LIBOR Page on Moneyline Telerate or is displayed on the designated LIBOR Page on Bloomberg L.P., as specified in the applicable pricing supplement as of 11:00 a.m. London time, on that Interest Determination Date. If fewer than two offered rates appear, or no rate appears, LIBOR will be determined as if the parties had specified the rate described in the immediately following clause.

•

With respect to an Interest Determination Date on which fewer than two offered rates appear, or no rate appears, on the applicable Designated LIBOR Page as specified in the immediately preceding clause, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, after consultation with us, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity des -

ignated in the applicable pricing supplement, commencing on the second London Banking Day immediately following the Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the Interest Determination Date and in a principal amount that is representative for a single transaction in the Index Currency in the market at such time. If at least two quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR determined on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the applicable Principal Financial Center, on the Interest Determination Date by three major banks in the Principal Financial Center selected by the Calculation Agent, after consultation with us, for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable pricing supplement, commencing on the second London Banking Day immediately following the Interest Determination Date, and in a principal amount that is representative for a single transaction in the Index Currency in the market at such time. If the banks selected by the Calculation Agent are not quoting the necessary rates, LIBOR determined on the Interest Determination Date will be LIBOR in effect on the Interest Determination Date.

“Index Currency” shall be U.S. dollars unless otherwise specified in the applicable pricing supplement as the currency for which LIBOR shall be calculated.

“Designated LIBOR Page” means either:

•

if “LIBOR Reuters” is designated in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service (or any successor service) for displaying the London interbank rates of major banks for the applicable Index Currency; or

•

if “LIBOR Telerate” is designated in the applicable pricing supplement, the display on Moneyline Telerate (or any successor service) for displaying the London interbank rates of major banks for the applicable Index Currency which may also be displayed on Bloomberg L.P. (or any successor service) at page BBAM1.

If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable pricing supplement, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate (and, if the U.S. dollar is the Index Currency, page 3750) had been specified.

Prime Rate Notes

Prime Rate Notes will bear interest at the rates, calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Prime Rate Notes and any applicable pricing supplement.

“Prime Rate” means:

•	the rate on the applicable Interest Determination Date as published in H.15(519) under the heading “Bank Prime Loan”, or

•

if the rate referred to in the first clause is not so published by 3:00 p.m., New York City time, on the related Calculation Date, the rate on the applicable Interest Determination Date published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate under the caption “Bank Prime Loan”, or

•

if the rate referred to in the second clause is not so published by 3:00 p.m., New York City time, on the related Calculation Date, the rate calculated by the Calculation Agent as the arithmetic mean of the rates of interest publicly announced by at least four banks that appear on the Reuters Screen US

PRIME 1 Page as the particular bank’s prime rate or base lending rate as of 11:00 a.m., New York City time, on the applicable Interest Determination Date, or

•

if fewer than four rates described in the third clause by 3:00 p.m., New York City time, on the related Calculation Date as shown on Reuters Screen US PRIME 1, the rate on the applicable Interest Determination Date calculated by the Calculation Agent as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the applicable Interest Determination Date by three major banks, which may include affiliates of the Calculation Agent, in New York City selected by the Calculation Agent, or

•	if the banks selected by the Calculation Agent are not quoting as mentioned in the fourth clause, the rate in effect on the applicable Interest Determination Date.

“H.15 (519)” means the weekly statistical release designated as such, or any successor publication published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15 (519) available through the World Wide Web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update or any successor site or publication.

“Reuters Screen US PRIME 1 Page” means the display on the Reuter Monitor Money Rates Service or any successor service on the “US PRIME 1” Page or other page as may replace the US PRIME 1 Page on such service for the purpose of displaying prime rates or base lending rates of major United States banks.

Treasury Rate Notes

Treasury Rate Notes will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or the Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Treasury Rate Notes and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the “Treasury Rate” means, with respect to any Interest Determination Date, the rate for the auction held on the Interest Determination Date of direct obligations of the United States (“Treasury Bills”) having the Index Maturity designated in the applicable pricing supplement, under the heading “Investment Rate” on the display on Moneyline Telerate (or any successor service) on Page 56 (or any replacement page) (“Telerate Page 56”) or page 57 (or any replacement page) (“Telerate Page 57”). If the rate is not published by 3:00 p.m., New York City time on the Calculation Date pertaining to the Interest Determination Date, the rate will be the Bond Equivalent Yield (as defined below) of the rate for Treasury Bills as published in H.15 Daily Update, or another recognized electronic source displaying the rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High”. If the rate is not published in H.15 Daily Update or another electronic source by 3:00 p.m., New York City time, on the related Calculation Date, the rate will be the Bond Equivalent Yield of the auction rate of the Treasury Bills as announced by the United States Department of the Treasury.

In the event that the results of the auction of Treasury Bills having the applicable Index Maturity designated in the applicable pricing supplement are not announced by 3:00 p.m., New York City time, on the Calculation Date or if no auction is held on the Interest Determination Date, then the Treasury Rate will be the Bond Equivalent Yield of the rate on the Treasury Rate Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”. If the rate is not yet published in H.15(519) by 3:00 p.m., New York City time, on the related Calculation Date, the rate will be the rate on the Treasury Rate Interest Determination Date of the Treasury Bills as published in H.15 Daily Update, or another recognized electronics source displaying the rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market.” If the rate is not yet published in H.15(519) H.15 Daily Update or another recognized electronic source, then the Treasury Rate will be calculated by the Calculation Agent and will be the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent, after consultation with us, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable pricing supplement. If the dealers selected by the Calculation Agent are not quoting bid rates, the interest rate for the applicable period will be the interest rate in effect on such Interest Determination Date.

“Bond Equivalent Yield” means a yield (expressed as a percentage) calculated using the following formula:

Bond Equivalent Yield	=	D × N × 100
360 - (D × M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable Interest Reset Period.

Discount Notes

We may issue Notes at an issue price that is less than the stated redemption price at maturity of the Notes by more than a de minimis amount (0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, or, in the case of a Note providing for payments prior to maturity of amounts other than qualified stated interest, the weighted average maturity). Such Notes will be treated as debt instruments with original issue discount for United States Federal income tax purposes. We refer to such Notes as Discount Notes. Discount Notes may currently pay no interest (in the case of a Discount Note that is a Zero Coupon Note) or interest at a rate which is below market rates at the time of issuance. Additional considerations relating to Discount Notes will be described in the applicable pricing supplement. See “United States Federal Taxation—Tax Consequences to Holders—Discount Notes” for certain United States Federal income tax consequences of the acquisition, ownership and disposition of Discount Notes.

Redemption and Repayment

Unless otherwise provided in the applicable pricing supplement:

•	we will not have the option to redeem the Notes and the holders will not have the option to require repayment of the Notes prior to the Maturity Date;

•	the Notes will not be subject to any sinking fund;

•	if less than all of the Notes with like tenor and terms are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by a method that the Trustee deems fair and appropriate;

•

in order for a Note which is prepayable at the option of the holder to be prepaid, we must receive between 30 and 45 days notice prior to the repayment date, and the Global Note with the form entitled “Option to Elect Repayment” duly completed; and

•

the amount of any Discount Note payable upon redemption by us, repayment at your option or acceleration of Maturity, in lieu of the stated principal amount due at the Maturity Date, will be the Amortized Face Amount of the Discount Note as of the date of the redemption, repayment or acceleration.

If applicable, the pricing supplement relating to each Note will indicate that the Note will be redeemable at our option or repayable at your option on a date or dates specified prior to its Maturity Date and, unless otherwise specified in the pricing supplement, at a price equal to 100% of the principal amount of the Note, together with accrued interest to the date of redemption or repayment, unless such Note was issued with original issue discount, in which case the pricing supplement will specify the amount payable upon such redemption or repayment.

We may redeem any of the Notes that are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days’ notice.

Exercise of your repayment option is irrevocable. You may not exercise the repayment option except in principal amounts of $1000 and multiples of $1000. With respect to the Notes, the Depositary’s nominee is the holder of the Notes and therefore will be the only entity that can exercise a right to repayment. See “Description of Notes—Book-Entry; Delivery and Form.” In order to ensure that the Depositary’s nominee will timely exercise a right to repayment with respect to your beneficial interest in a Note, you, as the beneficial owner of the interest, must instruct the broker or other direct or indirect participant through which you hold a beneficial interest in the Note to notify the Depositary of your desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers, and accordingly, you should consult the broker or other direct or indirect participant through which you hold an interest in a Note in order to ascertain the cut-off time by which you must give an instruction in order for timely notice to be delivered to the Depositary. Conveyance of notices and other communications by the Depositary to participants, by participants to indirect participants and by participants and indirect participants to you, as a beneficial owner of the Notes will be governed by agreements among you and them, subject to any statutory or regulated requirements as may be in effect from time to time.

If applicable, we will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with any repurchase.

We may repurchase Notes at any time (including those otherwise tendered for repayment by you or your duly authorized representative, pursuant to the Survivor’s Option, see “Repayment Upon Death”) at any price or prices in the open market or otherwise. Notes purchased by us may, at our discretion, be held or resold or surrendered to the Trustee for cancellation.

Repayment Upon Death—The Survivor’s Option

The “Survivor’s Option” is a provision in a Note pursuant to which we agree to repay that Note, if requested by the authorized representative of the beneficial owner of that Note (the “Representative”) following the death of the beneficial owner of the Note, so long as the Note was owned by that beneficial owner at least six months prior to his or her death. The pricing supplement relating to each offering of Notes will state whether the Survivor’s Option applies to those Notes.

If a Note is entitled to a Survivor’s Option, upon the valid exercise of the Survivor’s Option and the proper tender of that Note for repayment, we will repay that Note, in whole or in part, at a price equal to 100% of the principal amount of the deceased beneficial owner’s interest in that Note plus unpaid interest accrued to the date of repayment (or at a price equal to the Amortized Face Amount for Discount Notes and Zero-Coupon Notes on the date of such repayment).

To be valid, within one year of the date of death of the deceased beneficial owner, the Survivor’s Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the Note (including, without limitation, the personal representative or executor of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner) under the laws of the applicable jurisdiction.

The death of a person holding a beneficial ownership interest in a Note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased holder’s spouse, will be deemed the death of a beneficial owner of that Note, and the entire principal amount of the Note so held will be subject to repayment, together with interest accrued thereon to the repayment date. However, the death of a person holding a beneficial ownership interest in a Note as tenant in common with a person other than such deceased holder’s spouse will be deemed the death of a beneficial owner only with respect to such deceased person’s interest in the Note. The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a Note, will be deemed the death of the holder thereof for purposes of this provision, regardless of the registered holder, if such beneficial interest can be established to the satisfaction of the Trustee. Such beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife and trust arrangements, such as revocable trusts, where one person has substantially all of the beneficial ownership interest in the Note during his or her lifetime and the trust has the same social security number as the deceased. For purposes of clarification, trustees of trusts originally established as irrevocable trusts are not eligible to exercise the Survivor’s Option nor may the Survivor’s Option be exercised where SmartNotes have been transferred from the estate of the deceased owner by operation of a Transfer on Death. Other than as specifically described in this paragraph, no person other than a Representative of the deceased beneficial owner can exercise the Survivor’s Option.

We may, in our sole discretion, limit the aggregate principal amount of Notes as to which exercises of the Survivor’s Option will be accepted by us from authorized representatives of all deceased beneficial owners in any calendar year (the “Annual Put Limitation”) to one percent (1%) of the outstanding aggregate principal amount of the Notes as of the end of the most recent fiscal year, but not less than $1,000,000 in any such calendar year, or such greater amount as we in our sole discretion may determine for any calendar year, and may limit to $200,000, or such greater amount as we in our sole discretion may determine for any calendar year, the aggregate principal amount of Notes (or portions thereof) as to which exercise of the Survivor’s Option will be accepted by us from the authorized representative of any individual deceased beneficial owner of Notes in the calendar year (the “Individual Put Limitation”). Moreover, we will not make principal repayments or purchases pursuant to exercise of the Survivor’s Option in amounts that are less than $1,000, and, in the event that the limitations described in the preceding sentence would result in the partial repayment or purchase of any Note, the principal amount of such Note remaining outstanding after repayment must be at least $1,000 (the minimum authorized denomination of the Notes). Any Note (or portion thereof) tendered pursuant to exercise of the Survivor’s Option may not be withdrawn.

Each Note (or portion of a Note) that is tendered pursuant to valid exercise of the Survivor’s Option will be accepted promptly in the order all the Notes are tendered, except for any Note (or portion of a Note) the acceptance of which would contravene (i) the Annual Put Limitation or (ii) the Individual Put Limitation with respect to the relevant individual deceased beneficial owner of the Notes. If, as of the end of any calendar year, the aggregate principal amount of Notes (or portions of a Note) that have been accepted pursuant to exercise of the Survivor’s Option during such year has not exceeded the Annual Put Limitation for the year, any exercise(s) of the Survivor’s Option with respect to Notes (or portions of a Note) not accepted during the calendar year because acceptance would have contra -

vened the Individual Put Limitation with respect to an individual beneficial deceased owner of Notes will be accepted in the order all Notes (or portions of a Note) were tendered, to the extent that any such exercise would not trigger the Annual Put Limitation for the calendar year. Any Note (or portion of a Note) accepted for repayment pursuant to exercise of the Survivor’s Option will be repaid no later than the first Interest Payment Date that occurs 20 or more calendar days after the date of acceptance. Each Note (or any portion of a Note) tendered for repayment that is not accepted in any calendar year due to the Annual Put Limitation, including Notes that exceeded the Individual Put Limitation, will be deemed to be tendered in the following calendar year in the order in which all Notes (or portions of a Note) were originally tendered, unless any Note (or portion of a Note) is withdrawn by the Representative for the deceased owner prior to its repayment. In the event that a Note (or any portion of a Note) tendered for repayment pursuant to valid exercise of the Survivor’s Option is not accepted, the Trustee will deliver a notice by first-class mail to the authorized Representative of the deceased beneficial owner that states the reason the Note (or portion of a Note) has not been accepted for payment.

Subject to the foregoing, in order for a Survivor’s Option to be validly exercised with respect to any Note (or portion thereof), the Trustee must receive from the Representative of the deceased beneficial owner within one year of the date of death of the beneficial owner:

(1) an original written request for repayment signed by the Representative of the deceased beneficial owner, and the signature must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (the “NASD”) or a commercial bank or trust company having an office or correspondent in the United States;

(2) tender of the Note (or portion of the Note) to be repaid;

(3) appropriate evidence satisfactory to the Trustee that (a) the Representative has authority to act on behalf of the deceased beneficial owner, (b) the death of the beneficial owner has occurred (i.e., an original death certificate), (c) the deceased was the beneficial owner of the Note at the time of death and that the Note was owned by the deceased beneficial owner at least six months prior to the death of such beneficial owner (i.e., a brokerage account statement) and (d) the Note is owned at the time of exercise of the Survivor’s Option by the estate of the deceased beneficial owner or other person otherwise eligible to exercise such Survivor’s Option (i.e., a brokerage account statement);

(4) if applicable, a properly executed assignment or endorsement;

(5) if the beneficial interest in the Note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the Trustee from such nominee attesting to the deceased’s beneficial ownership of the Note.

(6) tax waivers and any other instrument or documents that the Trustee reasonably requires in order to establish the validity of the beneficial ownership of the Note and the claimant’s entitlement to payment; and

(7) any additional information the Trustee reasonably requires to evidence satisfaction of any conditions to the exercise of the Survivor’s Option or to document beneficial ownership or authority to make the election and to cause the repayment of the Note.

Subject to our right to limit the aggregate principal amount of Notes as to which exercises of the Survivor’s Option will be accepted in any one calendar year, all questions as to the eligibility or validity of any exercise of the Survivor’s Option will be determined by the Trustee, in its sole discretion, which determination will be final and binding on all parties.

In the case of repayment pursuant to the exercise of the Survivor’s Option, for Notes represented by a Global Note, the Depositary or its nominee will be the holder of the Note and will be the only entity that can exercise the Survivor’s Option for the Note. To obtain repayment pursuant to exercise of the Survivor’s Option with respect to the Note, the Representative must provide to the broker or other entity through which the beneficial interest in the Note is held by the deceased owner within one year of the date of death of the beneficial owner of the Note:

(1) the documents described in clauses (1), (3), (5), (6) and (7) of the third preceding paragraph; and

(2) instructions to such broker or other entity to notify the Depositary of the Representative’s desire to obtain repayment pursuant to exercise of the Survivor’s Option.

Such broker or other entity will provide to the Trustee:

(1) the documents received from the Representative referred to in clause (1) of the preceding paragraph;

(2) a certificate satisfactory to the Trustee from such broker or other entity stating that it represents the deceased beneficial owner;

(3) a detailed description of the Note, including CUSIP, interest rate, if any, Maturity Date; and

(4) the deceased’s social security number.

The broker or other entity will be responsible for disbursing any payments it receives pursuant to exercise of the Survivor’s Option to the appropriate Representative. See “Description of Notes—Book-Entry; Delivery and Form.”

A Representative may obtain the forms used to exercise the Survivor’s Option from JPMorgan Chase Bank, WSS-Survivor Option Processing, P. O. Box 2320, Dallas, Texas 75221-2320 or call (800) 516-8216, during normal business hours.

Eligibility for Stripping

Certain issues of Notes designated by us (the “Eligible Notes”) will be eligible to be separated (“stripped”) into their separate Interest Components and Principal Components (each as defined below) on the book-entry system of DTC. The components of an Eligible Note are:

•

each future interest payment due on or prior to the Maturity Date or, if the Eligible Note is subject to redemption or principal repayment prior to the Maturity Date, the first date on which the Eligible Note is subject to redemption or repayment (in either case, the “Cut-off Date”) (each, an “Interest Component”); and

•

the principal payment plus any interest payments due after the Cut-off Date (the “Principal Component”). Each Interest Component and Principal Component (each a “Component”) will receive a CUSIP number.

An issue of Notes that DTC is capable of stripping on its book-entry records may be designated by us as eligible to be stripped into Components at the time of original issuance of such Notes. We are under no obligation, however, to designate any issue of Notes as eligible to be stripped into Components.

For an Eligible Note to be stripped into Components, the principal amount of the Eligible Note must be in an amount that, based on the stated interest rate of the Eligible Note, will produce an interest payment of $1,000 or an integral multiple thereof on each Interest Payment Date for the Note.

In some cases, certain Interest Components of two or more issues of Notes may be due on the same day. Such

Interest Components may have the same or different CUSIP numbers. We expect that most Interest Components due on the same day (regardless of Note issue) will have the same CUSIP number. However, we may designate Interest Components from an issue of Notes to receive CUSIP numbers different than the CUSIP numbers of Interest Components due on the same day from one or more other issues of Notes. We also may designate at any time that any or all Interest Components of issues of Notes originally issued on or after a specified time will have CUSIP numbers different than Interest Components of issues of Notes originally issued prior to that time.

The Components may be maintained and transferred on the book-entry system of DTC in integral multiples of $1,000. Payments on Components will be made in U.S. dollars on the applicable payment dates (or the succeeding Business Day if payment on the related Note is made on such succeeding Business Day as defined in “Description of Notes—Glossary”) by credit of the payment amount to DTC or its nominee, as the case may be, as the registered owner of a Component. We expect that we will credit the accounts of the related participants for payment amounts in the same manner as for Notes represented by a Global Note as set forth in “Description of Notes—Book-Entry; Delivery and Form”.

If any modification, amendment or supplement of the terms of an issue of Notes requires any consent of holders of Notes, the consent with respect to Notes that have been stripped is to be provided by the required percentage of the holders of Principal Components. See “Modification of the Indenture.” Holders of Interest Components will have no right to give or withhold such consent.

Currently, at the request of a holder of a Principal Component and all applicable unmatured Interest Components and on the Component holder’s payment of a fee (presently DTC’s fee applicable to on-line book- entry securities transfers), DTC will restore (“reconstitute”) the Principal Components of a stripped Note and the applicable unmatured Interest Components (all in appropriate amounts) to the Note in fully constituted form. Generally, for purposes of reconstituting a Note, the Principal Component of an issue of Notes may be combined with either Interest Components of such issue or Interest Components, if any, from other issues of Notes that have the same CUSIP numbers as the unmatured Interest Components of such issue. Component holders wishing to reconstitute Components into a Note also must comply with all applicable requirements and procedures of DTC relating to the stripping and reconstitution of securities.

The preceding discussion is based on our understanding of the manner in which DTC currently strips and reconstitutes eligible securities on the Fed Book-Entry System. DTC may cease stripping or reconstituting Eligible Notes or may change the manner in which this is done or the requirements, procedures or charges therefor at any time without notice.

UNITED STATES FEDERAL TAXATION

General

In the opinion of our tax counsel, the following summary describes the material United States Federal income and estate tax consequences of the ownership and disposition of the Notes. This summary provides general information only and is directed solely to you as an original Holder (as defined below) purchasing Notes at the “issue price” (as defined below) and holding the Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended as of the date of this prospectus (the “Code”). It does not discuss all United States Federal income tax consequences that may be applicable to you. In particular, if you are:

•	a financial institution;

•	an insurance company;

•	a dealer in securities;

•	a trader in securities who elects to apply a mark-to-market method of tax accounting;

•	holding Notes as part of a “straddle,” conversion transaction, hedging or other integrated transaction;

•	a Holder whose functional currency is not the U.S. dollar;

•	a partnership, or other entity classified as a partnership for United States Federal income tax purposes;

•	subject to the alternative minimum tax; or

•	a former citizen or resident of the United States;

you may be subject to special rules not discussed here, and the discussion may not apply to you. In addition, the United States Federal income tax consequences of a particular Note will depend, in part, on the terms of the Note.

This summary is based on the Code, United States Treasury Regulations (including proposed and temporary regulations) promulgated under the Code, rulings, official pronouncements and judicial decisions as of the date of this prospectus. You should know that the authorities on which this summary is based are subject to change or differing interpretations, which could apply retroactively and could result in United States Federal income tax consequences for you different from those discussed below.

We advise you to consult your own tax advisor with regard to the application of the United States Federal income and estate tax laws to your particular situation and any tax consequences arising under the laws of any state, local or foreign tax jurisdiction.

Tax Consequences to Holders

For purposes of the following discussion, “Holder” means a beneficial owner of a Note that is for United States Federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for United States Federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to United States Federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have authority to control all substantial decisions of the trust.

Interest

Interest on a Note that is not a Discount Note (as defined below) and that has a Maturity Date later than one year after its date of issuance will generally be taxable to a Holder as ordinary interest income at the time it is accrued or received, in accordance with the Holder’s method of accounting for Federal income tax purposes.

Special rules governing the treatment of interest paid with respect to Discount Notes (as defined below) are described under “Discount Notes” below. All payments of interest on a Note that matures one year or less from its date of issuance will be included in the stated redemption price at maturity of the Note and will be taxed in the manner described below under “Short Term Discount Notes”.

Discount Notes

Under currently effective Treasury Regulations (the “OID Regulations”) concerning the treatment of debt instruments issued with original issue discount, a Note that has an “issue price” that is less than its “stated redemption price at maturity” will generally be considered to have been issued with original issue discount (“Discount Notes”). The “issue price” of a Note is equal to the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the series of Notes is sold for money. The “stated redemption price at maturity” of a Note is equal to the sum of all payments to be made on the Note other than “qualified stated interest” payments.

With respect to a Note, “qualified stated interest” is stated interest unconditionally payable in cash or property (other than our debt instruments) at least annually during the entire term of the Note and equal to the outstanding principal balance of the Note multiplied by a single fixed rate. None of the amounts receivable under a Zero Coupon Note or a Note that matures one year or less from its issue date will be qualified stated interest. In the case of Notes that bear interest at a variable rate, the OID Regulations that apply to determine the amount of interest, if any, that is treated as qualified stated interest, and that describe the method of calculating and accruing original issue discount of such Notes, will be discussed in the applicable pricing supplement.

In addition, stated interest on Floating Rate Notes providing for one or more qualified floating rates of interest, a single fixed rate and one or more qualified floating rates, a single objective rate, or a single fixed rate and a single objective rate that is a qualified inverse floating rate, will generally constitute qualified stated interest if the stated interest is unconditionally payable at least annually during the term of the Note at a rate that is considered to be a single qualified floating rate or a single objective rate as described below.

Subject to certain exceptions, a variable rate of interest is a “qualified floating rate” if variations in the value of the rate can reasonably be expected to measure contemporaneous fluctuations in the cost of newly borrowed funds in the currency in which the Note is denominated. A variable rate will be considered a qualified floating rate if the variable rate equals:

•	the product of an otherwise qualified floating rate and a fixed multiple (i.e., a Spread Multiplier) that is greater than .65 but not more than 1.35; or

•	an otherwise qualified floating rate (or the product described above) plus or minus a fixed rate (i.e., a Spread).

A variable rate that equals the product of an otherwise qualified floating rate and a single fixed multiplier greater than 1.35 or less than .65 generally constitutes an “objective rate,” described more fully below.

A variable rate may not be considered a qualified floating rate if the variable rate is subject to a maximum interest rate, minimum interest rate or similar restriction that is reasonably expected as of the issue date to cause the yield on the Note to be significantly more or less than the expected yield determined without the restriction, unless the restriction is fixed throughout the term of the Note.

Subject to certain exceptions, an “objective rate” is defined as a rate, other than a qualified floating rate, that is determined using a single fixed formula and that is based on objective financial or economic information. An objective rate does not include a rate based on information that is within our control (or the control of a related party) or that is unique to our circumstances (or the circumstances of a related party), such as dividends or profits. In addition, a variable rate of interest on a Note will not be considered an objective rate if it is reasonably expected that the average value of the rate during the first half of the Note’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note’s term.

If interest on a Note is stated at a fixed rate for an initial period of one year or less (e.g., an initial interest rate) followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate. If a Floating Rate Note provides for two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. Two or more rates will be conclusively presumed to meet the requirements of the preceding sentences if the values of the applicable rates on the issue date are within  1/4 of 1 percent of each other. In addition, in order to be treated as qualified stated interest, the qualified floating rate or objective rate in effect at a given time for a Note must be set at a value of that rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If the Floating Rate Note does not meet any of the above requirements, such Note will generally be subject to the rules applicable to contingent payment debt instruments, which will be discussed in the applicable pricing supplement, if applicable.

Special tax considerations (including possible original issue discount) may arise with respect to Floating Rate Notes providing for:

•	one Base Rate followed by one or more Base Rates;

•	a single fixed rate followed by a qualified floating rate; or

•	a Spread Multiplier.

Prospective Holders of Floating Rate Notes with any of these features should carefully examine the applicable pricing supplement and should consult a tax advisor with respect to these features since the tax consequences will depend, in part, on the terms of the Note.

Notwithstanding the general definition of original issue discount above, a Note will not be considered to have been issued with original issue discount if the amount of such original issue discount is less than a de minimis amount equal to 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity (or in the case of a Note providing for payments prior to maturity of amounts other than qualified stated interest, the weighted average maturity). Holders of Notes with a de minimis amount of original issue discount will generally include the original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on the Note.

A Holder of a Discount Note (other than Short-Term Discount Notes, as defined below) that matures more than one year from its date of issuance will be required to include qualified stated interest in income at the time it is received or accrued in accordance with such Holder’s method of accounting, and original issue discount in income as it accrues, in accordance with a constant yield method based on a compounding of interest, generally before the time that the cash attributable to that income is paid on the Note. The amount of original issue discount includible in income is equal to the sum of the “daily portions” of the original issue discount for each day during the taxable year on which the Holder held such Note. The “daily portion” is the original issue discount for a Note attributable to an “accrual period” that is allocated ratably to each day in the accrual period. The original issue discount for an accrual period is equal to the excess, if any, of the product of the “adjusted issue price” of a Discount Note at the beginning of such accrual period and its “yield to maturity” over the amount of any qualified stated interest allocable to the accrual period. The “accrual period” is any period not to exceed one year provided that each payment of principal and interest occurs either on the first or the final day of an accrual period.

We will specify the accrual period we intend to use in the applicable pricing supplement but a Holder is not required to use the same accrual period for purposes of determining the amount of original issue discount includible in its income for a taxable year. The adjusted issue price of a Note at the beginning of an accrual period is equal to the issue price of the Note, increased by the aggregate amount of original issue discount with respect to the Note that accrued in prior accrual periods and was previously includible in the income of a Holder, and reduced by the amount of any payments on the Note in prior accrual periods other than payments of qualified stated interest. Under these rules, Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

Under the OID Regulations, a Holder may make an election (the “Constant Yield Election”) to include in gross income all interest that accrues on a Note (including stated interest, original issue discount and de minimis original issue discount) in accordance with a constant yield method based on the compounding of interest. Special rules apply to such elections and Holders considering such an election should consult their own tax advisor.

Short Term Discount Notes

In general, a cash method Holder of a Discount Note that matures one year or less from its date of issuance (a “Short-Term Discount Note”) is not required to accrue original issue discount on such Note for United States Federal income tax purposes unless it elects to do so. Holders who make this election, Holders who report income for United States Federal income tax purposes on the accrual method and certain other Holders, including banks and dealers in securities, are required to include original issue discount (including stated interest, if any) in income on such Short-Term Discount Notes as it accrues on a straight-line basis, unless an election is made to use the constant yield method (based on a daily compounding). In the case of a Holder who is not required and does not elect to include original issue discount in income currently, any gain realized on the sale, exchange or redemption of the Short-Term Discount Note will be ordinary interest income to the extent of the original issue discount accrued. In addition, the Holder will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry Short-Term Discount Notes, in an amount not exceeding the deferred interest income, until such deferred interest income is recognized.

Redeemable Notes

We may have the option to redeem certain Notes prior to the Maturity Date, or a Holder may have the option to require the Notes to be repaid prior to the Maturity Date (e.g., Notes with a Survivor’s Option). Notes containing such features may be subject to rules that differ from the general rules discussed above. Holders intending to purchase Notes with any such features should carefully examine the applicable pricing supplement and should consult with their own tax advisors with respect to such features.

Bond Premium

If a Holder purchases a Note for an amount that is greater than the stated redemption price at maturity, such Holder will be considered to have purchased such Note with “amortizable bond premium” equal in amount to such excess. A Holder may elect to amortize such premium over the remaining term of the Note (where the Note is not callable prior to its Maturity Date), based on the Holder’s yield to maturity with respect to the Note. A Holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in the Holder’s income with respect to the Note in that accrual period. If the amortizable bond premium allocable to an accrual period exceeds the amount of qualified stated interest allocable to such accrual period, such excess would be allowed as a deduction for such accrual period, but only to the extent of the Holder’s prior interest inclusions on the Note. Any excess is generally carried forward and allocable to the next accrual period. If the Note may be called prior to maturity after the Holder has acquired it, the amount of amortizable bond premium is determined with reference to either the amount payable on maturity or, if it results in a smaller premium attributable to the period through the earlier call date, with reference to the amount payable on the earlier call date. A Holder who elects to amortize bond premium must reduce its tax basis in the Note as described below under “Sale, Exchange or Redemption of the Notes.”

An election to amortize bond premium applies to all taxable debt obligations held by the Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the Holder and may be revoked only with the consent of the Internal Revenue Service. If a Holder makes a Constant Yield Election for a Note with amortizable bond premium, the election will result in a deemed election to amortize bond premium for all of the Holder’s debt instruments with amortizable bond premium and may be revoked only with the permission of the Internal Revenue Service.

Sale, Exchange or Redemption of the Notes

Upon the sale, exchange or redemption of a Note, a Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or redemption (excluding any amounts attributable to interest, which will be treated as interest as described under “Payment of Interest” above) and the Holder’s adjusted tax basis in the Note. A Holder’s adjusted tax basis in a Note will generally be the U.S. dollar cost of the Note to the Holder, increased by the amount of any original issue discount previously includible in income by the Holder with respect to the Note and reduced by any principal payments received by the Holder, any amortizable bond premium used to offset qualified stated interest and bond premium allowed as a deduction and, in the case of a Discount Note, by the amounts of any other payments that do not constitute qualified stated interest.

In general, gain or loss recognized on the sale, exchange or redemption of a Note, other than a Floating Rate Note that provides for contingent payments, will be capital gain or loss. In the case of a Short-Term Discount Note, gain, if any, will be treated as ordinary income to the extent of any original issue discount not previously included in the Holder’s taxable income. Prospective Holders should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than certain types of ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

If a Holder disposes of only a portion of a Note pursuant to a redemption or repayment (including the Survivor’s Option, if applicable), such disposition will be treated as a pro rata prepayment in retirement of a portion of a debt instrument. Generally, the resulting gain or loss would be calculated by assuming that the original Note being tendered consists of two instruments, one that is retired (or repaid), and one that remains outstanding. The adjusted issue price, the Holder’s adjusted basis, and the accrued but unpaid original issue discount of the original Note, determined immediately before the disposition, would be allocated between these two instruments based on the portion of the instrument that is treated as retired by the pro rata prepayment.

Eligible Notes Stripped into Interest and Principal Components

The United States Federal income tax consequences to a Holder of the ownership and disposition of Notes that are eligible to be stripped into their separate Interest Components and Principal Components will be summarized in the applicable pricing supplement.

Impact of Material Definitive Agreement

On April 2, 2006, General Motors entered into a Purchase and Sale Agreement to sell a majority interest in

GMAC LLC to FIM Holdings LLC, a Delaware limited liability company (the “Purchase and Sale”). The Purchase and Sale Agreement provides that GMAC LLC will elect non-corporate entity classification for United States Federal income tax purposes. We believe, and General Motors applied to the Internal Revenue Service (the “Service”) for a private letter ruling confirming, that the transactions by which GMAC will change its entity classification from a corporation to a disregarded entity and/or partnership for US federal income tax purposes in connection with the sale, should not cause a “significant modification” of the Notes for United States Federal income tax purposes. However, we cannot assure the Service will grant General Motors’ requested private letter ruling or agree with our conclusions. Were a significant modification to result, Holders would be treated as having exchanged, at the time our tax classification changed, their Notes for new GMAC LLC Notes. Holders would recognize gain, if any, but possibly not loss, from this deemed exchange. A Holder generally would also recognize additional ordinary income to the extent the fair market value of a “new” Note deemed issued is less than its stated redemption price at maturity.

We advise you to consult your own tax advisor with regard to the application of the United States Federal income tax laws to the potential change in our classification for United States tax purposes.

Backup Withholding and Information Reporting

Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest (including original issue discount) on a Note, and to payments of proceeds of the sale or redemption of a Note, to certain non-corporate Holders. We, our agent, a broker, the relevant Trustee or any paying agent, as the case may be, will be required to withhold a tax at the rate provided under Section 3406(a)(1) of the Code (the backup withholding tax) from any such payment if the Holder fails to furnish or certify his correct taxpayer identification number (e.g. social security number or employer identification number) to the payor in the manner required, fails to certify that such Holder is exempt from backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a Holder may be credited against such Holder’s United States Federal income tax and may entitle such Holder to a refund, provided that the required information is timely furnished to the United States Internal Revenue Service.

The United States Federal income tax discussion set forth above is included for your general information only and may not be applicable to your particular situation. You should consult your own tax advisor with respect to the tax consequences to you of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

CERTAIN COVENANTS AS TO LIENS

The Notes are not secured by a mortgage, pledge or other lien. So long as any of the Notes remain outstanding, we have agreed not to pledge or otherwise subject our property or assets to any lien unless the Notes are secured by such pledge or lien equally and ratably with any and all other obligations and indebtedness secured thereby so long as any such other obligations and indebtedness shall be so secured. This covenant does not apply to:

•

the pledge of any assets to secure any financing by GMAC of the exporting of goods to or between, or the marketing thereof in, foreign countries (other than Canada), in connection with which GMAC reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as to the basis for the issuance of bankers’ acceptances or in aid of other similar borrowing arrangements;

•	the pledge of receivables payable in foreign currencies (other than Canadian dollars) to secure borrowings in foreign countries (other than Canada);

•

any deposit of assets of GMAC with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by GMAC from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against GMAC;

•

any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof; and

•

any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the foregoing four clauses of this paragraph; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

MERGER AND CONSOLIDATION

The Indenture provides that we will not merge or consolidate with another corporation or sell or convey all or substantially all of our assets unless either we are the continuing corporation or the new corporation shall expressly assume the interest and principal due under the Notes. In either case, the Indenture provides that neither we nor a successor corporation may be in default of performance immediately after a merger or consolidation. Additionally, the Indenture provides that in the case of any such merger or consolidation, either we or the successor company may continue to issue Notes under the Indenture.

MODIFICATION OF THE INDENTURE

The Indenture contains provisions permitting us and the Trustee, with the consent of holders of not less than 66 2/3% in aggregate principal amount of Notes at the time outstanding under the Indenture, to modify the Indenture or any supplemental indenture or the rights of the holders of the Notes provided that no such modification shall:

•	change the fixed maturity of any Note, or reduce its principal amount, or reduce its rate or extend the time of payment of interest, without the consent of the holder of each affected Note; or

•

reduce the percentage of Notes of any series outstanding under the Indenture required for any modification of the Indenture without the consent of all holders of Notes affected by the reduction and then outstanding under the Indenture.

EVENTS OF DEFAULT

An Event of Default with respect to the Notes is defined in the Indenture as a:

•	default in payment of any principal of, or premium, if any, on the Notes;

•	default for 30 days in payment of any interest on any of the Notes;

•	default for 30 days after notice in performance of any other covenant in the Indenture; or

•	certain events of bankruptcy, insolvency or reorganization.

In case an Event of Default occurs and continues with respect to the Notes, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal amount of the Notes due and payable. Any Event of Default with respect to the Notes may be waived by the holders of a majority in aggregate principal amount of the outstanding Notes except in a case of failure to pay principal of or interest on the Notes for which payment had not been made after the appropriate notice. We are required to annually file with the Trustee a certificate as to the absence of certain defaults under the terms of the Indenture.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and continues, the Trustee is under no obligation to exercise any rights or powers under the Indenture at the request, order or direction of any of the noteholders, unless such noteholders have offered the Trustee reasonable indemnity or security.

Subject to provisions for the indemnification of the Trustee and to other limitations, the holders of a majority in principal amount of the Notes outstanding have the right to direct the time, method and place of any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

CONCERNING THE TRUSTEE

JPMorgan Chase Bank, N.A. is the Trustee under the Indenture. JPMorgan Chase Bank, N.A. acts as issuing and paying agent for our commercial paper program, makes loans to, acts as trustee and performs certain other services for us and certain of our affiliates in the normal course of business. As trustee of various trusts, it has purchased our securities and securities of certain of our affiliates.

CONCERNING THE PAYING AGENTS

We shall maintain one or more Paying Agents for the payment of principal of, and premium, if any, and interest, if any, on, the Notes. We have initially appointed JPMorgan Chase Bank, N.A. as our Paying Agent for the Notes.

PLAN OF DISTRIBUTION

Under the terms of the Selling Agent Agreement dated July 25, 2006, the Notes will be offered on a delayed or continuous basis through LaSalle Financial Services, Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, RBC Dain Rauscher Inc., UBS Securities LLC and Wachovia Securities LLC who have agreed to use their reasonable best efforts to solicit purchases of the Notes. We may also appoint additional Agents to solicit sales of the Notes and any solicitation and sale of the Notes by such additional Agents will be substantially on the same terms and conditions to which the Agents have agreed. We will pay the Agents a gross selling concession to be divided among themselves as we shall agree. The concession will be payable to the Purchasing Agent in the form of a discount ranging from .20% to 2.50% of the non-discounted price for each Note sold. We will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. Each agent will have the right, in its reasonable discretion, to reject any proposed purchase in whole or in part. We can withdraw, cancel or modify the offer without notice.

In addition, we may sell Notes directly on our own behalf.

Following the solicitation of orders, the Agents, severally and not jointly, may purchase Notes from us through the Purchasing Agent as principal for their own accounts. Unless otherwise set forth in the applicable pricing supplement, the Notes will be resold to one or more investors and other purchasers at a fixed public offering price. In addition, the Agents may offer the Notes they have purchased as principal to other NASD dealers in good standing. The Agents may sell Notes to any such dealer at a discount and, unless otherwise specified in the applicable pricing supplement, such discount allowed to any dealer will not, during the distribution of the Notes, be in excess of the discount to be received by such agent from the Purchase Agent. The Purchase Agent may sell Notes to any such dealer at a discount not in excess of the discount it received from us. After the initial public offering of Notes to be resold by an agent to investors and other purchasers, we may change the public offering price (for Notes to be resold at a fixed public offering price), the concession and the discount.

Each Agent may be deemed to be an “underwriter” within the meaning of the Securities Act. We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.

The Notes may be offered for sale in the United States and in those jurisdictions where it is legal to make such offers. Only offers and sales of the Notes in the United States, as part of the initial distribution thereof or in connection with resales thereof under circumstances where the prospectus and the accompanying pricing supplement must be delivered, are made pursuant to the registration statement of which the prospectus, as supplemented by any pricing supplement, is a part.

Each Agent has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the Notes or possesses or distributes this prospectus or the accompanying pricing supplement and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and neither we nor any other agent will have responsibility therefore.

Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the Issue Price set forth in any pricing supplement hereto.

The Notes will not have an established trading market when issued. We do not intend to apply for the listing of the Notes on any securities exchange in the United States, but have been advised by the Agents that the Agents intend to make a market in the Notes as permitted by applicable laws and regulations. The Agents may make a market in the Notes but are not obligated to do so and may discontinue any market-making at any time without notice. We can not assure you as to the liquidity of any trading market for any Notes. All secondary trading in the Notes will settle in immediately available funds.

In connection with an offering of the Notes, the rules of the Securities and Exchange Commission permit the Purchasing Agent to engage in certain transactions that stabilize the price of the Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes. If the Purchasing Agent creates a short position in the Notes in connection with an offering of the Notes (i.e., if it sells a larger principal amount of the Notes than is set forth on the cover page of the applicable pricing supplement), the Purchasing Agent may reduce that short position by purchasing Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The Purchasing Agent makes no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, the Purchasing Agent makes no representation that, once commenced, such transactions will not be discontinued without notice.

In the ordinary course of their respective businesses, the Agents and their affiliates have engaged, and will in the future engage, in commercial banking and investment banking transactions with us and certain of our affiliates for which they have received customary fees and expenses.

LEGAL OPINIONS

The validity of the Notes offered pursuant to this prospectus will be passed upon for GMAC by Martin I. Darvick, Esq., Assistant General Counsel of GMAC, and for the Agents by Davis Polk & Wardwell. Mr. Darvick owns shares, and has options to purchase shares, of General Motors Corporation $1 2/3 par value common stock.

Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of the Board of Directors of General Motors Corporation and has acted as counsel to us and to certain of our affiliates in various matters.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting, incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K dated June 2, 2006 for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs relating to the restatement of the 2004 and 2003 Consolidated Statements of Cash Flows and GMAC’s consolidation of certain variable interest entities, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be incurred in connection with the offering described in the Registration Statement:

Securities and Exchange Commission registration fee	$5,528
Fees and expenses of Trustee	17,000
Printing Registration Statement, Prospectus and other documents	65,000
Underwriter’s counsel fees	15,000
Accountants’ fees	15,000
Rating Agencies’ fees	100,000
Miscellaneous expenses	98,616

Total	$316,144

ITEM 15.    Indemnification of Directors and Officers.

Under Section 145 of the Delaware Corporation Law, the Company is empowered to indemnify its directors and officers in the circumstances therein provided.

The Company’s Certificate of Incorporation, as amended, provides that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(1) for any breach of the director’s duty of loyalty to the Company or its stockholders;

(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3) under Section 174, or any successor provision thereto, of the Delaware Corporation Law; or

(4) for any transaction from which the director derived an improper personal benefit.

Under Article VI of its By-Laws, the Company shall indemnify and advance expenses to every director and officer (and to such person’s heirs, executors, administrators or other legal representatives) in the manner and to the full extent permitted by applicable law as it presently exists, or may hereafter be amended, against any and all amounts (including judgments, fines, payments in settlement, attorneys’ fees and other expenses) reasonably incurred by or on behalf of such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), in which such director or officer was or is made or is threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, organization or other enterprise. The Company shall not be required to indemnify a person in connection with a proceeding initiated by such person if the proceeding was not authorized by the Board of Directors of the Company. The Company shall pay the expenses of directors and officers incurred in defending any proceeding in advance of its final disposition (“advancement of expenses”); provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under Article VI of the By-Laws or otherwise. If a claim for indemnification or advancement of expenses by an officer or director under Article VI of the By-Laws is not paid in full within ninety days after a written claim therefor has been received by the

Company, the claimant may file suit to recover the unpaid amount of such claim, and if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law. The rights conferred on any person by Article VI of the By-Laws shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Company’s Certificate of Incorporation or By-Laws, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, organization or other enterprise.

As a subsidiary of General Motors Corporation, the Company is insured against liabilities which it may incur by reason of the foregoing provisions of the Delaware General Corporation Law and directors and officers of the Company are insured against some liabilities which might arise out of their employment and not be subject to indemnification under said General Corporation Law.

Pursuant to resolutions adopted by the Board of Directors of General Motors Corporation, that company to the fullest extent permissible under law will indemnify, and has purchased insurance on behalf of, directors or officers of the Company, or any of them, who incur or are threatened with personal liability, including expenses, under the Employee Retirement Income Security Act of 1974 or any amendatory or comparable legislation or regulation thereunder.

ITEM 16.    Exhibits.

1		Form of Selling Agent Agreement.

**4		Form of Indenture, dated as of September 24, 1996, between the Company and JPMorgan Chase Bank, N.A., Trustee.

*4	(a)(1)	First Supplemental Indenture, dated as of January 1, 1998, between the Company and JPMorgan Chase Bank, N.A., Trustee, incorporated by reference to Registration Statement No. 333-48207.

4	(a)(2)	Second Supplemental Indenture, dated as of June 30, 2006, between the Company and JPMorgan Chase Bank, N.A., Trustee.

**4	(a)(3)	Form of SmartNotes(SM) in global form included in Exhibit 4.

5		Opinion and Consent of Martin I. Darvick, Esq., Assistant General Counsel of the Company.

8		Opinion and Consent of Tax Counsel.

12		Calculation of Ratio of Earnings to Fixed Charges.

23	(a)	Consent of Deloitte & Touche LLP.

23	(b)	Consent of Counsel included in Exhibit 5.

25		Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 JPMorgan Chase Bank, N.A.

99		Form of pricing supplement included in Exhibit 1.

*	Incorporated by reference from Registration Statement No. 333-48207 dated March 18, 1998.

**	Incorporated by reference from Registration Statement No. 333-12023 dated September 19, 1996.

ITEM 17.    Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers of the Company pursuant to the provisions discussed in Item 15 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director or officer of the Company in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, GMAC LLC, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, and State of Michigan, on the 25th day of July, 2006.

GMAC LLC

/s/ ERIC A. FELDSTEIN
Eric A. Feldstein, Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on July 25, 2006 by the following persons in the capacities indicated.

Signature	Title

/s/ ERIC A. FELDSTEIN	Chairman and Director
Eric A. Feldstein

/s/ WILLIAM F. MUIR	President and Director
William F. Muir

/s/ SANJIV KHATTRI	Executive Vice President, Principal Financial Officer and Director
Sanjiv Khattri

/s/ LINDA K. ZUKAUCKAS	Vice President, Controller and Principal Accounting Officer
Linda K. Zukauckas

/s/ MARK F. BOLE	Executive Vice President, International Operations and Director
Mark F. Bole

/s/ MARK E. NEWMAN	Director and GMAC Audit Committee Member
Mark E. Newman

/s/ WALTER G. BORST	Director and GMAC Audit Committee Member
Walter G. Borst

/s/ FREDERICK A. HENDERSON	Director and GMAC Audit Committee Member
Frederick A. Henderson

Signature	Title

/s/ MARK R. LANEVE	Director
Mark R. LaNeve

/s/ BARBARA J. STOKEL	Executive Vice President, North American Operations and Director
Barbara J. Stokel

/s/ G. RICHARD WAGONER, JR.	Director
G. Richard Wagoner, Jr.

EXHIBIT INDEX

Exhibit Number	Exhibit
1	Form of Selling Agent Agreement.

**4	Form of Indenture, dated as of September 24, 1996, between the Company and JPMorgan Chase Bank, N.A., Trustee.

*4(a)(1)	First Supplemental Indenture, dated as of January 1, 1998, between the Company and JPMorgan Chase Bank, N.A., Trustee, incorporated by reference to Registration Statement No.333-48207.

4(a)(2)	Second Supplemental Indenture, dated as of June 30, 2006, between the Company and JPMorgan Chase Bank, N.A., Trustee.

**4(a)(3)	Form of SmartNotes(SM) in global form included in Exhibit 4.

5	Opinion and Consent of Martin I. Darvick, Esq., Assistant General Counsel of the Company.

8	Opinion and Consent of Tax Counsel.

12	Calculation of Ratio of Earnings to Fixed Charges.

23(a)	Consent of Deloitte & Touche LLP.

23(b)	Consent of Counsel included in Exhibit 5.

25	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 JPMorgan Chase Bank, N.A.

99	Form of pricing supplement included in Exhibit 1.

*	Incorporated by reference from Registration Statement No. 333-48207 dated March 18, 1998.

**	Incorporated by reference from Registration Statement No. 333-12023 dated September 19, 1996.